As filed with the Securities and Exchange Commission on September 11, 2020

Registration No. 333-217268

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-217268

UNDER

THE SECURITIES ACT OF 1933

ULTRA PETROLEUM CORP.

(Exact name of registrant as specified in its charter)

Yukon, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

116 Inverness Drive East

Suite 400

Englewood, Colorado 80112

(Address of Principal Executive Offices) (Zip Code)

Ultra Petroleum Corp. 2017 Stock Incentive Plan

(Full title of the plan)

Kason D. Kerr

Ultra Petroleum Corp.

116 Inverness Drive East, Suite 400

Englewood, Colorado 80112

(Name and address of agent for service)

(303) 708-9740

(Telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Matthew R. Pacey, P.C.

Kirkland & Ellis LLP

609 Main Street, 45th Floor

Houston, Texas 77002

(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8, Registration No. 333-217268 (the “Registration Statement”), originally filed by Ultra Petroleum Corp. (the “Company”) with the Securities and Exchange Commission on April 12, 2017, registering 15,810,811 shares of common stock, no par value per share, for issuance under the terms of the Ultra Petroleum Corp. 2017 Stock Incentive Plan.

On May 14, 2020, the Company and certain of its subsidiaries, including Keystone Gas Gathering, LLC, Ultra Resources, Inc., Ultra Wyoming, LLC, Ultra Wyoming LGS, LLC, UP Energy Corporation, UPL Pinedale, LLC, and UPL Three Rivers Holdings, LLC (collectively, the “Debtors”), filed voluntary petitions for reorganization under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas. The Debtors’ chapter 11 cases are jointly administered under the caption In re Ultra Petroleum Corp., et al., Case No. 20-32631 (the “Chapter 11 Cases”).

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, state of Colorado, on September 11, 2020.

ULTRA PETROLEUM CORP.

By:	/s/ Kason D. Kerr
	Name:	Kason D. Kerr
	Title:	Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brad Johnson Brad Johnson	Director, President, and Chief Executive Officer	September 11, 2020

/s/ David W. Honeyfield David W. Honeyfield	Senior Vice President and Chief Financial Officer	September 11, 2020

/s/ Mark T. Solomon Mark T. Solomon	Vice President – Controller and Chief Accounting Officer	September 11, 2020

/s/ Evan S. Lederman Evan S. Lederman	Chairman of the Board	September 11, 2020

/s/ Sylvia K. Barnes Sylvia K. Barnes	Director	September 11, 2020

/s/ Neal P. Goldman Neal P. Goldman	Director	September 11, 2020

/s/ Michael J. Keeffe Michael J. Keeffe	Director	September 11, 2020

/s/ Alan J. Mintz Alan J. Mintz	Director	September 11, 2020

/s/ Edward A. Scoggins, Jr. Edward A. Scoggins, Jr.	Director	September 11, 2020

/s/ Stephen J. McDaniel Stephen J. McDaniel	Director	September 11, 2020